Exhibit 10.8

[Company Letterhead]

Confidential

July 21, 2003

Re:  Employment Terms

Dear Patty:

This letter is an offer of employment in the capacity of Chief Accounting Officer for Digital Lightwave, Inc. or its assignees (the “Company”) but does not constitute an employment contract or any continued guarantee of employment.

1.                    Duties and Responsibilities.  As a Chief Accounting Officer, you will be responsible for managing the finances of the Company, as provided by the Chief Executive Officer.  You will be fully responsible for the development and management of a talented, organized, and efficient finance organization. You will report directly to the Chief Executive Officer.

You will be responsible for managing the Finance organization, the articulation of its goals and objectives, and of its effective plans in alignment with the goals and objectives of the Company, as approved by the Chief Executive Officer.  The Company expects that you will closely coordinate your efforts with the Company’s employees and executives.  You will also provide support and resources regarding the preparation and dissemination of financial statements relating to both national and international operations.

It is expected that the net impact of your efforts will be to continually improve the management of the Company’s finances, which then results in increased cash flow generation, and then through effective financial management, profit for the Company.

2.                    Responsibilities of Management. As a member of the management team, you will be required to provide substantial and continuous leadership and contributions to the Digital Lightwave organization.  You will be responsible for your performance and that of any subordinates you manage.  You will manage your subordinates in accordance with the policies and procedures of the Company now or hereafter existing.

3.                    Exclusive Services.  During your employment it is expected that you will be a full time employee of the Company.  It will be required that your services be exclusive to the Company and that you will devote your productive time and attention to the performance of your duties during the term of employment.

4.                    Continuity of Service.  The nature of your role and level of responsibility may be varied during the term of your employment.  Irrespective of any such variation, the terms and conditions set out in this offer letter will continue to apply unless appropriately amended in writing.

5.                    Confidentiality and Intellectual Property Rights Agreements. During your employment, you will occupy a position of trust and confidence and therefore you will be required to maintain the confidentiality of Company information.  You will be required, as are all employees, to sign a Confidentiality Agreement and an Assignment of Intellectual Property Rights Agreement, wherein the employee acknowledges and agrees that all intellectual property, inventions and trade secrets are and shall be the sole property of the Company.  Both agreements extend beyond cessation of employment.

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6.                    Conflict and Potential Conflict of Interest.  You shall declare in writing to the Chief Executive Officer any conflict of interest or potential conflict of interest.

7.                    Recruitment of New Employees. Because of your background, it is expected that you will be able to attract talent which is significantly qualified in accounting, either on a direct or contract basis, and that you will engage the team you recruit in accounting activities as needed to meet your objectives.  You will also communicate and coordinate with those individuals and groups both within and outside the Company necessary for the successful and timely completion of your goals and objectives and those of the Company.

8.                    Non-Recruitment of Employees.  For the period of six (6) months after cessation of employment, you agree you will not recruit or assist in the recruitment of any current or previous Company employees or employee-contractors.

9.                    Non-Competition.  During any period up to six (6) months after cessation of employment, you agree you will not provide services to, or recruit or assist in the recruitment of current or previous Company employees, or employee-contractors for, or engage employment in a company, business enterprise, or entity which is a direct competitor of the Company.

10.                 Compensation. The Company is offering you a base salary of $100,000 per year.

11.                 Pay Periods. Semi-monthly payroll is issued on the 15th and the last day of each month.

12.                 Overtime Compensation. The Company does not pay overtime to salaried employees.

13.                 Employment Probation Period.  As a new employee you shall be employed on a probationary basis for the first three (3) months of employment.  The Company will review your performance at least one (1) week prior to the expiration of the period of probation and inform you of the results of the review.

14.                 Performance and Compensation Review.  Your performance and compensation will be reviewed by the Company on an annual basis.  Your performance review shall be conducted in accordance with performance measurement guidelines adopted from time to time by the Company.  Your compensation review shall include consideration of prevailing rates of compensation on the open market for positions similar to your position.

The Company may institute a general reduction of compensation in consideration of prevailing economic conditions.  As economic conditions improve, any compensation so reduced, will be evaluated with respect to its level prior to any reduction.

15.                 Residence.  It is expected that you will reside within 50 miles of the Company facility.  When not travelling on Company business, you will spend the majority of your time at the Company facility in Florida.

16.                 Overseas Travel and Insurance.  You may be required to travel overseas in the performance of your duties, from time to time, as directed by the Company.  The Company shall provide and maintain comprehensive travel insurance on your behalf.

17.                 Expense Reimbursement. Airfare, hotel, car rentals, meals etc. will be paid by you at the time of purchase; you will then be reimbursed 100% by the Company for all allowable business related expenses.  All expenses charged to the Company require receipts and justification and approval by the Chief Financial Officer.

18.                 Stock Option Grant. The Company intends to offer you the option to purchase 20,000 shares of the Common Stock of the Company, subject to the approval of the Compensation Committee of the Board of Directors.  These shares will vest ratably over a three-year period of employment.

19.                 Stock Purchase Plan. Employees of the Company are eligible to purchase shares of the Common Stock of the Company on an attractive basis under its Stock Purchase Plan.  In order to be included in the Stock Purchase Plan, you must be an employee and elect to participate at the start date of each quarterly Stock Purchase Plan.  Stock Purchase Plans begin about fifteen (15) days prior to the beginning of a business quarter.

                                                                                                                                                                                                                  Initial

20.                 401(k) Plan. The Company has a 401(k) Plan which provides a 50% matching contribution to employee contributions up to 6% of salary.  The 401(k) Plan vests after one year of employment.  You may roll over a 401(k) Plan from a prior employment upon your start date.  However eligibility in the Company’s 401(k) Plan begins the first of the quarter following 90 days of employment.

21.                 Benefits. As an employee of Digital Lightwave in the United States, you are entitled to participate in the insurance and benefit programs of the Company and will also be entitled to receive the Company’s vacation/holiday allocation.  The Company offers a comprehensive insurance package which includes medical, dental, disability and life insurance.  All employees receive fifteen (15) paid vacation days after one year of service.  In addition, the Company provides eleven (11) paid holidays and five (5) paid sick days for time away from work due to illness, per year.

You are eligible for coverage under the Company medical, dental, and life insurance programs, as of the first day of the month following your employment date.

22.                 Medical Benefits.  The Company agrees to reimburse you for your monthly medical COBRA up to the amount that the Company pays for the plan in place less your employee contributions.

23.                 Return of Company Equipment. The Company may supply you with equipment to perform the functions of your position.  All items provided to you for your use as an employee remain the property of the Company and you specifically agree to return all items given to you within seven (7) days of cessation of employment with the Company.  Further, you agree you will reimburse the Company in full for any costs, including but not limited to attorney’s fees, incurred in securing the return of any of its property not returned after seven days.

24.                 At-will employment. This letter is not an employment contract or any continued guarantee of employment.  During the entire course of your employment with the Company you will be an at-will employee.  This means that you will be free to terminate your employment with the Company at any time, with or without reason, and the Company will have the right to terminate your employment or the employment of others at any time, with or without reason.

25.                 Due Diligence.  Subsequent to the date hereof the Company intends to continue its due diligence process with regards to your references, prior employment, and business activities.  In the event that the Company discovers that any act has occurred which could, with the passage of time and taking of action, constitute misconduct of a material nature, as determined by the Company, the terms of employment set forth herein may be voided by the Company.

26.                 Duration of Offer.  This offer is valid until the close of business on July 22, 2003.

27.                 Start of Employment.  The Company would like to start your employment on July 16, 2003.  On your start date you are required to bring verification of your employment eligibility.  Some examples of acceptable forms of verification of eligibility include a passport, or driver’s license/photo ID and social security card, or driver’s license/photo ID and birth certificate.  If you are not a U.S. citizen, and your employment is in the United States, proof of employment eligibility in the U.S. is required.  Original documents are required – not photocopies, unless they are officially certified copies.

I personally look forward to you joining the Digital Lightwave team at a very exciting time the in the Company’s evolution.

Best Regards,

Digital Lightwave, Inc.

/s/ James R. Green

James R. Green

President & Chief Executive Officer

Acknowledgment of receipt and

Acceptance of the foregoing:

/s/ Patricia A. Hayes            7/21/03

Patricia Hayes                       Date